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                                                                     Exhibit 3.9

        ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF GR-MONTANA


                              CERTIFICATE OF FILING

File D 26047 - 330061

Articles of Amendment to the Articles of Incorporation of GOLD RESERVE CORPORATION, a Montana profit corporation, duly executed pursuant to the provisions of Section 35-1-230, Montana Code Annotated, has been received and filed on AUGUST 11, 1994.

A filed copy of the articles of amendment was mailed on August 17, 1994 to:

            Douglas Siddoway
            Randall & Danskin PS
            1500 Seafirst Financial Center
            Spokane, WA  99201

Additional comments, if any, were made to the above:


                               /S/     MIKE COONEY
                                       Secretary of State


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                              ARTICLES OF AMENDMENT
                                       OF
                            GOLD RESERVE CORPORATION


            Pursuant to the provisions of the Montana Business Corporation Act, the following Articles of Amendment to Articles of Incorporation are submitted for filing.

                                    ARTICLE I

            The name of this corporation is Gold Reserve Corporation (the "Company").

                                   ARTICLE II

            The amendment to the Articles of Incorporation of the Company, as adopted, are as follows:

            "Article V as heretofore amended and restated is amended to read in its entirety as follows:

                                    ARTICLE V

                                Authorized Shares

            The total number of shares of all classes of stock which this corporation shall have authority to issue is 50,000,000 shares consisting of (a) 40,000,000 shares of common stock, no par value per share (the "Common Stock"), and (b) 10,000,000 shares of preferred stock, no par value per share, (the "Preferred Stock").

            The designations, relative rights, preferences and limitations of the shares of Common Stock and Preferred Stock are as follows:

A.          Common Stock.

            Voting. The holders of Common Stock shall at all times vote as one class, with each holder of record entitled to one vote for each share held. A holder of shares of Common Stock shall have the right to cumulate his votes.

            Dividends. Each issued and outstanding share of Common Stock shall entitle the holder thereof to receive dividends (whether payable in cash, stock or otherwise), when, as and if declared by the board of directors of this corporation out of funds legally available therefore, subject, however, to the right of preferred shareholders to first receive dividends payable with respect to the Preferred Stock.

            Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of this corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder of record thereof to receive ratably and equally all the assets and funds of this corporation available for distribution to its shareholders, whether from capital or surplus, subject, however, to the rights of preferred shareholders to first receive such assets and funds with respect to the Preferred Stock.

            Merger, Consolidation, Etc. Upon the merger or consolidation of this corporation (in a merger or consolidation in which shareholders of this corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or substantially all of the properties and assets of this corporation as an entirety to any person or entity, the aggregate consideration therefore payable to the shareholders of this corporation, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of this corporation.

            Preemptive Rights. A holder of shares of Common Stock shall not be entitled to preemptive rights to acquire additional shares of capital stock of this corporation.

B.          Preferred Stock.


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            Board Determination of Certain Characteristics. The board of directors of this corporation is hereby authorized, subject to the limitations prescribed by law and the provisions hereof, at its option, from time to time to divide all or any part of the Preferred Stock into series thereof; to establish from time to time the number of shares to be included in any such series; to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof; and to determine variations, if any, between any series so established as to all matters, including, but not limited to, the determination of the following:

            (a) the number of shares constituting each such series and the distinctive designation of such series;

            (b) the rate of dividend, if any, and whether dividends shall be cumulative or noncumulative;

            (c) the voting power of holders of such series, if any, including, without limitation, the vote or fraction of vote to which such holder may be entitled, the events upon the occurrence of which such holder may be entitled to vote, and any restrictions or limitations upon the right of such holder to vote, except on such matters as may be required by law;

            (d) whether or not such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates after which the shares constituting such series shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (e) the extent, if any, to which such series shall have the benefit of any sinking fund provisions for redemption or repurchase of shares;

            (f) the rights, if any, of such series in the event of the dissolution of this corporation or upon any distribution of the assets of this corporation, including, with respect to the voluntary or involuntary liquidation, dissolution or winding up of this corporation, the relative rights of priority, if any, of payment of shares of such series;

            (g) whether or not the shares of such series shall be convertible and, if so, the terms and conditions on which shares of such series shall be so convertible; and

            (h) such other powers, designations, preferences and relative participating, optional or other special rights, and such qualifications, limitations or restrictions thereon as are permitted by law."

                                   ARTICLE III

            The amendment provides for no exchange, classification or cancellation of issued shares.

                                   ARTICLE IV

            The amendment was adopted on July 22, 1994.

                                    ARTICLE V

            The amendment was duly approved by the holders of common stock of the Company, being the only class of capital stock of the Company then outstanding, at the annual meeting of shareholders held on July 22, 1994. The number of shares of common stock of the Company outstanding as of the record date established for the meeting and entitled to vote was 13,359,300; the holders of 7,132,531 of such shares, constituting 53.39 percent of the outstanding shares and a quorum, were present at the meeting in person or by proxy; 4,819,611 of such shares, being a majority of the shares present at the meeting in person or by proxy, were voted in favor of the amendment, 361,490 shares were voted against the amendment and 31,805 shares abstained from voting. The amendment was therefore approved in accordance with the provisions of
Section 35-1-227 and Section 35-1-528 of the Montana Business Corporation Act.

            IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed on this 9th day of August, 1994.

                            GOLD RESERVE CORPORATION

                              By: /s/ A. DOUGLAS BELANGER
                                 ------------------------------------------
                                      A. Douglas Belanger, its Secretary


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